EXHIBIT 10.4
31 December 2008
31 December 2008
BIOCODE-HYCEL FRANCE S.A.
and
BH Holdings

AGREEMENT FOR THE SALE OF A
BUSINESS AS A GOING CONCERN

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AGREEMENT FOR THE SALE OF A BUSINESS AS A GOING CONCERN
BETWEEN THE UNDERSIGNED:
1.	Biocode-Hycel France S.A., a company organized under the laws of France having its registered office at Le Bassin 21320 Pouilly en Auxois, registered with the Trade and Companies Registry of Beaune under the number 328 517 685, with a share capital of €2,500,000.32, represented by Mr Roger Duggan, as President General Director, himself duly represented by Mr Alain Rousseau, duly authorized for the purpose of this Agreement,
Hereinafter referred to as the “Seller”,
AND
2.	BH Holdings, SAS, a company organized under the laws of France having its registered office at rue de Herhoui, ZI Le Chêne Vert 35650 Le Rheu, registered with the Trade and Companies Registry of Rennes under the number 509 488 169, with a share capital of €37,000, represented by Mrs Catherine Bolton, President, herself duly represented by Mrs Sandrine Nicoue, duly authorized for the purpose of this Agreement,
Hereinafter referred to as the “Purchaser”,
The Purchaser and the Seller being collectively referred to as the “Parties” and individually as a “Party”,
AND
3.	Escalon Medical Corp., a company organized under the laws of Commonwealth of Pennsylvania having its registered office at 435 Devon Park Drive, Building 100, Wayne, Pennsylviania 19087, USA, represented by Mr Richard J. De Piano, President, himself duly represented by Mrs Sandrine Nicoue, duly authorized for the purpose of this Agreement,
Hereinafter referred to as the “Guarantor”,
AND
4.	Immunodiagnostic Systems Holdings Plc, a company organized under the laws of England having its registered office at 10 Didcot Way, Boldon Business Park, Boldon, Tyne and Wear NE35 9PD, United Kingdom, registered under the number 05146193, represented by by Mr Alain Rousseau, duly authorized for the purpose of this Agreement,
Hereinafter referred to as “IDSH”,
AND
5.	Avoxa, société d’exercice libéral à responsabilité limitée, with share capital of €738,740.00, having its registered office at 5 allée Ermengarde d’Anjou, ZA Atalante Champeaux CS 40 824 35 108 Rennes cedex 3, registered with the trade and companies registry of Rennes under number 403 177 637, represented by Mr Florian Bachelier,
Hereinafter referred to as the “Escrow Agent”.

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RECITALS:
A.	The Seller operates a business as a going concern in Le Rheu and partly in Pouilly-en-Auxois relating to the development, manufacture and distribution of haematology and flame photometry instruments and reagents for haematology laboratories and blood banks as further described in section 2.2 (the “Business”).

B.	The Purchaser has carried out a due diligence of the legal, financial, technical and other documentation in relation to the Business as provided by Seller, a list of which is attached in Schedule B (the “Documentation”). Furthermore, an employee of the Purchaser has been placed with the Seller for the past few weeks preceding the Transfer Date to the date hereof to meet with the management of the Business to gather financial information and technical information relating to the description of the Products, as defined hereafter, and their manufacturing. Pursuant to such due diligence, the Purchaser has confirmed its interest in purchasing the Business.

C.	The Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser the Business upon the terms and subject to the conditions set forth in this agreement (the “Agreement”).
NOW, THEREFORE IT HAS BEEN AGREED AS FOLLOWS:
1.	DEFINITIONS
In addition to such terms defined elsewhere in this Agreement:
“Affiliate” means any entity controlling, controlled by, or under the same control as the Seller within the meaning of Article L.233-3 of the French Commercial Code.
“Approval Date” means the date on which the labour inspector (inspecteur du travail) will give its approval for the transfer of the Protected Employees in accordance with Article L. 1224-1 of the French Labour Code.
“Business ” shall have the meaning set out in section 2.2.
“Contracts” shall mean the agreements listed in Schedule 2.3 entered into by the Seller for the operation of the Business.
“Copyrights” shall mean the copyrights described in Schedule 2.2.1 (e).
“Damages” shall mean any damages, losses, liabilities, fines, penalties, costs, or expenses suffered by a Party.
“Domain Name” shall mean the domain name registered with Oleane which can be accessed at the html address www.biocodehycel.com.
“Employees” shall mean the employees attached to the Business as listed in Schedule 6.6.1.
“Governmental Authority” shall mean any court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality.
“IDSH Non-compete” shall mean the non-competition and non solicitation agreement subject to English law entered into at the date hereof between IDSH and the Purchaser.

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“Intangible Assets” shall mean the intangible assets of the Business set forth in section 2.2.1.
“Intellectual Property” consists in the assets set out in sections 2.2.1 (b) to 2.2.1 (f).
“Know-How” shall mean the know-how described in Schedule 2.2.1 (d).
“Lease” shall mean the lease agreement entered into on 21 September 2005 between the Seller and the SCI du Chêne Vert located at Chemin de Carnac, l’Albaderaie, 56400 Ploemel for a duration of 9 years from 21 September 2005 until 20 September 2014, for the premises used for the Business situated at Le Rheu.
“Liability” shall mean any liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Material Adverse Effect” means: (1) anything which would substantially prohibit the Purchaser in producing the Products or selling the Products, or (2) anything that has the effect of causing a loss or damage to the Purchaser exceeding €10,000.
“Patents” shall mean the Patents described in Schedule 2.2.1 (b).
“Products” means the Instruments and Reagents described in Schedule 2.2.
“Protected Employees” means the protected employees (salariés protégés) listed in Schedule 6.6.4.
“Tangible Assets” shall mean the tangible assets of the Business set forth in section 2.2.2.
“Trademarks” shall mean the trademarks described in Schedule 2.2.1 (c).
“Stock” shall mean the stock of the Products and supplies used for the operation of the Business, an inventory of which has been carried out by both Parties, as set forth in Schedule 2.2.2 (b).
“Working Day” shall mean any day other than Saturday, Sunday or legal holiday in France, or other day on which commercial banking institutions in France are required to close.
2. DESCRIPTION AND SALE OF THE BUSINESS
2.1	Sale of the Business

The Seller hereby sells, transfers and delivers to the Purchaser, who accepts, the Business as described in section 2.2 under the terms and conditions hereof.

2.2	Description of the Business

With the exclusion of the items set out in section 2.2.3, the Business consists in the development, manufacture and distribution of the Products, as described in Schedule 2.2, for haematology laboratories and blood banks and comprises the following assets:

2.2.1	Intangible Assets:
(a)	the full clientele attached to the Business and the goodwill;

(b)	the Patents as described in Schedule 2.2.1 (b);

(c)	the Trademarks as described in Schedule 2.2.1 (c);

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(d)	the Know-How and all trade secrets and non-patented intellectual property as described in Schedule 2.2.1 (d);

(e)	the Copyrights, including computer software and programs, as described in Schedule 2.2.1 (e);

(f)	the Domain Name;

(g)	all rights and obligations relating to the assets mentioned above in paragraphs (a) to (f) and all information, files, records, data, plans and recorded knowledge, including customer and supplier lists, related to the Business.
2.2.2	Tangible Assets:
(a)	equipment and movable assets used for the operation of the Business, listed in Schedule 2.2.2 (a), and

(b)	the Stock as described in Schedule 2.2.2 (b).
2.2.3	Items excluded from the Business:
(a)	the after sale services to be provided by the Seller pursuant to the After Sale Services Agreement as defined hereafter on the territory of France, including the DOM-TOM, and

(b)	the right to the Lease, such Lease being terminated at the date hereof and the Purchaser entering into a new lease with the landlord of the premises at the date hereof.
2.3	Transfer of Contracts

In addition to the Business, the Seller hereby transfers to the Purchaser the Contracts, including all customers contracts, equipment leases and other contracts utilized in the conduct of the Business subject to the agreement of the other contracting parties as provided under section 5.7.

2.4	Excluded Liabilities

The Purchaser shall not be deemed to assume or otherwise be liable for any liabilities of the Seller or the Business other than as expressly set forth in this Agreement. The Seller shall retain (and the Purchaser shall not be obligated for) any and all liabilities of the Seller of any type that are not expressly assumed by the Purchaser (the “Excluded Liabilities”).

3.	PROPERTY AND ENJOYMENT

3.1	The Seller declares that it acquired the Business from Hycel further to the merger between the Seller and Hycel decided by the extraordinary shareholders’ meeting of 24 June 1993.

3.2	The transfer of the full ownership and enjoyment of the Business to the Purchaser, and the commencement of the use of its attached rights and prerogatives, shall be effective at the date hereof (the “Transfer Date”).

4.	PRICE AND PAYMENT TERMS

4.1	Purchase Price and Stock Price

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4.1.1	The sale of the Business, together with the transfer of the Contracts, is made in consideration of a price of €2,025,949 (the “Purchase Price”) allocated as follows:
(a)	Intangible Assets:
(i)	Patents: €1,600,000

(ii)	All other Intangible Assets other than Patents: €380,427
(b)	Tangible Assets with the exception of the Stock: €45,522
The above allocation of the Purchase Price is provided for the sole purpose of complying with Article L. 141-1 of the French Commercial Code but shall not give rise to any liability from either Party towards the other as regards such allocation notwithstanding any other valuation from an expert. As the Business is not isolated on the accounting level from the other activities carried on by the Seller, these financial items result from a good faith estimate established on the basis of the Business considered separately.

4.1.2	The sale of the Stock is made in consideration of a price of €1,572,051 (the “Stock Price”).

4.2	Payment of the Purchase Price and the Stock Price

4.2.1	The Purchase Price and the Stock Price shall be paid as follows:
(a)	€25,000 at the date hereof, such sum to be allocated to the payment of the Stock Price;

(b)	the balance of the Purchase Price and the Stock Price, i.e. an aggregate amount of €3,573,000 shall be paid in four instalments, under the conditions provided hereafter, for the following amounts: €198,000 within 18 months from the Transfer Date, €1,000,000 within 30 months from the Transfer Date, €1,000,000 within 36 months from the Transfer Date, and €1,375,000 within 48 months from the Transfer Date, such sums to be allocated first to the payment of the Stock, then of the Tangible Assets and finally of the Intangible Assets.
4.2.2	Interest
(a)	Interest will accrue on the outstanding amount of the Purchase Price and the Stock Price at an interest rate of 7% per year on the basis of the actual days elapsed and a 365 day year, as from the Transfer Date.

(b)	Accrued interest is payable in arrears by the Purchaser for the first time on 30 November 2009 and continuing thereafter every 6 months, on the last Working Day in May and November.
4.2.3	Prepayment

The Purchaser shall be entitled at any time to prepay in full or in part the balance outstanding of the Purchase Price and the Stock Price (the principal amount of the Purchase Price and/or Stock Price being prepaid being hereafter referred to as the “Prepaid Amount”). Simultaneously upon payment by the Purchaser of any Prepaid Amount, the Purchaser shall pay to the Seller, in addition to the interest provided under section 4.2.2 (a), the following prepayment indemnities:
(a)	if the Prepaid Amount is paid within 12 months from the Transfer Date, the Seller shall be entitled to a prepayment indemnity equal to 6% of the Prepaid Amount,

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(b)	if the Prepaid Amount is paid between the 13th and the 24th month from the Transfer Date, the Seller shall be entitled to a prepayment indemnity equal to 12% of the Prepaid Amount,

(c)	if the Prepaid Amount is paid after the 24th month from the Transfer Date, the Seller shall be entitled to a prepayment indemnity equal to 18% of the Prepaid Amount.
Notwithstanding the above, the Purchase Price and the Stock Price shall in all circumstances be fully repaid at the latest on the dates provided in section 4.2.1 (b).
4.2.4	Defaults

Any outstanding amounts due under this section 4.2 shall become immediately and as of right payable by the Purchaser in principal, accrued interest and accessory charges, in case one of the following events occurs (an “Event of Default”):
(a)	the Purchaser fails to pay any amount payable by it under this Agreement within 15 days after notice from the Seller that such amount is past due,

(b)	in case of any other default by the Purchaser of any of its obligations under this Agreement which is not remedied within 15 Working Days from notice to this effect by the Seller,

(c)	the Purchaser ceases the operation of the Business, for any reason whatsoever including, without limitation, the sale of the Business or the dissolution of the Purchaser;
provided that an Event of Default shall not affect the right of the Seller to the additional amounts to be paid in accordance with section 4.2.3 depending on the date of full payment of the Purchase Price and Stock Price.
4.2.5	Set off

The obligations of the Purchaser under this section 4.2 are unconditional and irrevocable and cannot be set off against any debt that the Purchaser would hold against the Seller, unless otherwise stated herein and the Purchaser hereby waives its rights under Articles 1290 to 1299 of the French Civil Code for this purpose.

4.2.6	Guarantee

As a guarantee of the full payment of the Purchase Price and the Stock Price:
(a)	the Seller shall benefit from the seller’s right granted under Article L. 141-5 of the French Commercial Code on the Business and all the rights and assets relating to the Business and shall be entitled to the action for rescission (action résolutoire) provided under Article L. 141-6 of the French Commercial Code, and

(b)	the Guarantor grants to the Seller the guarantee as provided under section 13.
5.	CHARGES AND CONDITIONS OF THE SALE OF THE BUSINESS
The present sale is agreed by the Parties under the ordinary and legal charges and conditions, including the following:
5.1	Condition of the Business

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5.1.1	The Purchaser purchases the Business in the state in which it is at the Transfer Date, without being entitled to claim for any indemnity nor any decrease of the Purchase Price for any reason whatsoever, including latent defects (vices cachés) in accordance with Articles 1641 to 1649 of the French Civil Code, except under the terms and conditions provided under section 8 and under Article 141-3 of the French Commercial Code in relation to the statements to be provided pursuant to Article 141-1 of the French Commercial Code.

5.1.2	Subject to anything to the contrary herein, the Seller shall bear all costs and charges relating to the operation of the Business prior to the Transfer Date and the Purchaser shall bear all costs and charges relating to the operation of the Business as from the Transfer Date.

5.2	Accounting books

5.2.1	The Seller and the Purchaser have, in accordance with Article L. 141-2 of the French Commercial Code, reviewed and signed the monthly statement of turnover from 1st January 2008 to 30 November 2008, in accordance with Article L. 141-2 of the French Commercial Code, a signed copy of which is delivered to each Party at the date hereof. However, as the Business is not isolated on the accounting level from the other activities carried on by the Seller, the Seller is unable to present the accounting books separately for the Business for the last three financial years, in accordance with Article L. 141-2 of the French Commercial Code, and the Purchaser expressly releases the Seller from such obligation.

5.2.2	In accordance with Article L. 141-2 of the French Commercial Code, the Seller shall hold at the disposal of the Purchaser its accountancy books relating to the Business for a period of three years as from the Transfer Date.

5.3	Taxes

The Purchaser undertakes to pay, as from the Transfer Date, all taxes, all contributions and other charges of any nature relating to the operation of the Business from and after the Transfer Date, even in the case where such taxes, contribution and other charges are in the name of the Seller, it being stated that the amount of business tax (taxe professionnelle) owed for the year 2008 in connection with the Business shall be paid by the Seller.

5.4	Insurance

5.4.1	The Purchaser shall at its sole discretion carry on or terminate the insurance contracts listed in Schedule 5.4.1 entered into by the Seller in relation to the operation of the Business and transferred to the Purchaser as from the Transfer Date in accordance with Article L. 121-10 of the French Insurance Code.

5.4.2	The Seller shall not be liable for subscribing any insurance policies required to cover, as from the Transfer Date, any risks resulting from the operation of the Business.

5.5	Employees

5.5.1	All or part of the employment agreements of the Employees shall be transferred to the Purchaser as stated in Schedule 6.6.1 at the date hereof in accordance with Article L. 1224-1 of the French Labour Code, with the exception of the Protected Employees listed in Schedule 6.6.4 which shall be transferred on the Approval Date.

5.5.2	The Purchaser shall be liable for any obligations entered into with the Employees, for the part of their employment agreement transferred to the Purchaser as stated in Schedule 6.6.1, in accordance with the French labour Code, as from the Transfer Date (or from the Approval Date for the Protected Employees) including, without limitation, for the payment to the

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Employees of their salaries, paid vacation, rights under their employment agreements (including, if any, any premiums or contributions in kind), which would be accrued and/or payable as from the Transfer Date (or from the Approval Date for the Protected Employees) and shall bear all social contributions in relation thereto.

5.5.3	The Seller shall bear for the period ending on the Transfer Date (or the Approval Date, for Protected Employees), the salaries, paid vacation, rights under the employment agreements of the Employees (including, if any, any premiums or contributions in kind) and any sums due in this respect not paid directly to the Employees prior to the Transfer Date (or the Approval Date, for Protected Employees) and consequently payable by the Purchaser shall be paid by the Seller upon written demand from the Purchaser.

5.5.4	The Seller agrees with the Purchaser that the Protected Employees, subject to their consent, shall be made available to the Purchaser by the Seller between the date hereof and the Approval Date and that the Purchaser shall consequently pay to the Seller in consideration of such availability the remuneration paid to such Protected Employees and the related social contributions between the date hereof and the Approval Date.

5.6	Lease

5.6.1	The guarantee deposit granted by the Seller to the landlord under the Lease, i.e. an amount of €55,000, shall be assigned by the Seller to the Purchaser, such assignment to be notified by process server to the landlord in accordance with Article 1690 of the French Civil Code.

5.6.2	The Purchaser has agreed to enter into a sub-lease agreement at the date hereof with the Seller for part of the premises used for the Business in Le Rheu, such sub-lease agreement being authorised by the landlord as provided under the new lease entered into between the Seller and the landlord at the date hereof.

5.6.3	The Seller and the Purchaser acknowledge that part of the Business was operated, prior to the Transfer Date, in the premises owned by the Seller in Pouilly-en-Auxois, but that the Purchaser shall not maintain any operation of the Business in such premises after the Transfer Date, unless as otherwise stated in the Transition Manufacturing Agreement.

5.6.4	The Seller and the Purchaser acknowledge that part of the Business was operated, prior to the Transfer Date, in the premises leased by the Seller in Massy, pursuant to a lease agreement dated 1st July 1997 and renewed on 8 August 2006 between the Seller and Société Civile de Placement Immobilier having its registered office at 39 rue de la Bienfaisance, 75008 Paris for a 9-year period ending on 7 August 2015. As these premises are mainly used for the activities of the Seller other than the Business, such a lease shall not be transferred to the Purchaser as a consequence of the sale of the Business. The Seller agrees, however, to sub-let part of these premises to the Purchaser in accordance with the sub-letting agreement to be entered into between the Parties upon receipt of the landlord’s consent.

5.7	Contracts

5.7.1	Transfer of Contracts

The Purchaser shall take over the Contracts, including all obligations relating thereto, with effect from the Transfer Date, except for those contracts in respect of which the other contracting party’s consent is required and has not been obtained at the date hereof, provided that:

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(a)	the Seller shall make its best efforts until 1st March 2009 to obtain the consent from the contracting parties and the Purchaser shall cooperate with the Seller for this purpose,

(b)	until such consent is obtained (or until 1st March 2009, as appropriate) the Purchaser shall, for its own benefit and to the extent permitted by the contracts, perform on behalf of the Seller (but at the Purchaser’s expense) all of the obligations of the Seller arising out of the contracts after the Transfer Date (including payment obligations),

(c)	until such consent is obtained (or until 1st March 2009, as appropriate) the Seller shall hold any monies, goods or other benefits received under such contracts for the Purchaser and shall forthwith upon receipt of the same pay or deliver to the Purchaser such monies, goods and other benefits, and

(d)	until such consent is obtained (or until 1st March 2009 as appropriate) the Seller shall give all reasonable assistance to the Purchaser to enable it to enforce the rights of the Seller under such contracts in accordance with the Purchaser’s instructions,

(e)	if on 1st March 2009, such consent has not been obtained, the contracts shall be regarded as not having been transferred to the Purchaser without any liability from the Seller in connection therewith and the Seller shall be responsible for carrying on or terminating such contracts with the contracting party at its sole discretion.
5.7.2	Supply contracts

The Contracts and the Business do not include the benefit and charge of supply contracts relating to water, electricity, telephone, etc. which are not transferred to the Purchaser. However, the Seller will make its best efforts to assist the Purchaser in obtaining transfer to it of the telephone numbers used for the Business and listed in Schedule 5.7.2.

5.8	Trade Receivables

The Seller owns the trade receivables from its customers listed in Schedule 5.8 in relation to the Business (the “Trade Receivables”) and assigns to the Purchaser the Trade Receivables through a separate receivables assignment agreement which is entered into by the Parties at the date hereof.

5.9	Work in Progress

5.9.1	Subject to section 5.7 and in consideration of the amount of the Purchase Price, all contracts and customers’ orders executed but not invoiced and performed in whole or in part by the Seller prior to the Transfer Date shall be invoiced by the Purchaser and the Purchaser shall keep the proceeds thereof.

5.9.2	As a result of section 5.9.1, the Seller shall have no liability towards the Business’ customers for the contracts and customers’ orders invoiced by the Purchaser and the Purchaser shall indemnify and hold harmless the Seller for any loss and expenses incurred by any claim from a customer against the Seller in relation to such contracts and customers’ orders, including reasonable legal fees, in accordance with section 8 hereafter.

5.9.3	All costs relating to contracts and customers’ orders executed and performed by the Seller, in whole or in part, prior to the Transfer Date shall be borne by the Seller and all costs relating to contracts and customers’ orders executed by the Seller prior to the Transfer Date and performed by the Purchaser, in whole or in part, after the Transfer Date shall be borne by the Purchaser.

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5.10	Other Agreements

5.10.1	The Seller and the Purchaser shall negotiate in good faith and enter into, within 15 Working Days from the date hereof, a transition manufacturing agreement in relation to the manufacture of the Instruments, as described in Schedule 2.2 (the “Transition Manufacturing Agreement”), based on the form of the draft agreement attached hereto in Schedule 5.10.1.

5.10.2	The Seller and the Purchaser shall negotiate in good faith and enter into, within 15 Working Days from the date hereof, an after sale services agreement in relation to the after sale services granted to customers having purchased Products prior to the Transfer Date or who will purchase Products after the Transfer Date (the “After-Sale Services Agreement”), based on the heads of terms attached hereto in Schedule 5.10.2.

5.10.3	The Seller and the Purchaser shall negotiate in good faith and enter into, within 15 Working Days from the date hereof, a manufacturing agreement relating to the manufacturing of reagents for IDS-iSys Analyzer based on the form of the draft agreement attached hereto in Schedule 5.10.3.

5.11	Information Technology

5.11.1	The Purchaser shall grant access to the Seller to the servers transferred to the Purchaser as part of the Business for a period of three months as from the Transfer Date during normal working hours, for the purpose of copying all data relating to the activities of the Seller other than the Business.

5.11.2	The Seller shall bear all expenses in relation to the copying of the data as provided in section 5.11.1 and shall indemnify and hold the Purchaser harmless in case of any damage incurred by its access to the Purchaser’s servers for the purpose of section 5.11.1.

5.12	Trade Name

5.12.1	The Seller and the company incorporated under Belgian law, Biocode-Hycel, sell at the date hereof by separate agreement the Benelux trademark Biocode-Hycel Biotechnology-Diagnostics No.00981171 filed on 9 January 2001 for the classes 1, 5, 9, 10, 11 et 42 and the international trademark Biocode-Hycel Biotechnology-Diagnostics filed on 6 July 2001 under No. 765299 for France and Spain for the classes 1, 5, 9, 10,11 et 42, such trademark having been limited for France to class 5.

5.12.2	The Purchaser hereby authorises the Seller to use “Biocode Hycel” as a trade name and in its corporate name as “Biocode Hycel France S.A.” for a period of three months after the date hereof. During the same period, e-mails addressed to the Seller and its employees on the e-mail accounts biocodehycel.com shall be transferred to a server of the Seller.

5.13	Domain Name

5.13.1	The sale of the Domain Name shall be notified by the Seller to the hosting company of the Domain Name, Oléane, within 5 Working Days from the date hereof.

5.13.2	The separation of the web sites www.biocodehycel.com and www.idsplc.com shall occur within 10 Working Days from the date hereof and each Party shall cooperate for this purpose.

5.13.3	Notwithstanding the foregoing, the Purchaser undertakes to maintain the sections “Immunology”, “Biochemistry”, “3x3” or “Biochimie” on the website www.biocodehycel.com and to set up a link to address all Internet users trying to access these sections to the website of the Seller www.idsplc.com during a period of 45 Working Days from the date hereof.

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5.14	Products Declarations

The Seller undertakes to provide to the Purchaser within 5 Working Days from the date hereof the Seller’s complete file with respect to all CE mark declarations relating to the Products.
6.	REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby make and give to the Purchaser as at the date of this Agreement the representations and warranties as set forth in this section 6.
6.1	Ownership of the Business

6.1.1	The Seller is the lawful owner of the Business and has full legal right, power and authority to sell, assign and transfer the Business in accordance with the terms of this Agreement.

6.1.2	The Seller is the owner of the assets and rights comprised in the Business, as described in section 2.2, and neither such assets and rights nor the Business itself are encumbered by any real or personal right, easement or security.

6.1.3	The purchased assets described in section 2.2 constitute all of the assets necessary for the operation of the Business as it is operated at the date hereof, subject to the provisions of section 5.7.

6.2	Organization, Authority and Enforceability

The Seller is a company duly organized and validly existing under the laws of France. The Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The entering into this Agreement and the consummation of the transactions provided for hereby have been authorized by all necessary corporate actions and proceedings on the part of the Seller.

6.3	Authorizations

No prior authorization of any Governmental Authority is required to be made or obtained by the Seller in connection with the entering into of this Agreement by the Seller, and the consummation of any of the transactions contemplated by this Agreement.

6.4	Insolvency

The Seller is not subject to any proceedings in accordance with the provisions of Book VI of the French Commercial Code and the Seller is not unable to pay its debts as they fall due (en cessation de paiement).

6.5	Third party rights

There is no registration of any third party rights or pledge or other charges over the Business at the date hereof in favour of any Governmental Authority or creditor of the Business, except as indicated in Schedule 6.5.

6.6	Employees

6.6.1	A list of the Employees at the date hereof, with their functions, remuneration and seniority and setting out the proportion of their employment duties that relate to the Business to be transferred to the Purchaser is set out in Schedule 6.6.1. Pursuant to Article L. 1224-1 of the French Labour Code, the employment agreements of the Employees shall be transferred to the Purchaser at the date hereof (or at the Approval Date for the Protected Employees) in

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proportion to the part of their employment agreement attached to the Business as set out in Schedule 6.6.1.

6.6.2	The employment agreements of the Employees do not provide for any individual benefit exceeding those provided by French law, the collective bargaining agreement applicable to the Business and the Employees, the remuneration (salary and remuneration in kind) of each Employee indicated in Schedule 6.6.1 or the individual benefits set out in Schedule 6.6.2.

6.6.3	No plan (retirement, health plan, share-profit or other) other than mandatory plans under French law or the applicable collective bargaining agreement applicable to the Business or the plans set out in Schedule 6.6.3 is applicable to the Business or the Employees.

6.6.4	The transfer to the Purchaser of the employment agreements of the Protected Employees listed in Schedule 6.6.4 will be subject to the prior approval of the labour inspector (inspecteur du travail) after the Transfer Date, in accordance with the provisions of the French Labour Code and their transfer will take effect on the Approval Date.

6.6.5	The Seller is not a party to, involved in or, to Seller’s knowledge, threatened by, any labor dispute or unfair labor practice charge relating to the Business, and the Seller has not experienced any work stoppage by any employees of the Business during the three years immediately preceding the execution of this Agreement.

6.7	Turnover and profit

6.7.1	The Seller declares that the turnover and the profit or loss before tax resulting from the Business for the last three financial years and the current year may be assessed as follows:
(a)	Turnover:
•	From 1st January 2005 to 31 December 2005: K€6,066

•	From 1st January 2006 to 31 December 2006: K€5,753

•	From 1st January 2007 to 31 December 2007: K€4,763

•	From 1st January 2008 to the Transfer Date: K€4,200
(b)	Profit or loss before tax:
•	From 1st January 2005 to 31 December 2005: profit of K€372

•	From 1st January 2006 to 31 December 2006: profit of K€302

•	From 1st January 2007 to 31 December 2007: loss of K€75

•	From 1st January 2008 to the Transfer Date: loss of K€424
6.7.2	The Business only corresponds to part of the Seller’s activity. The turnover and profit before tax set out in section 6.7.1 are consequently only assessed for the Seller to comply with its legal obligations.
6.8	Consents and Approvals

Unless otherwise stated herein, neither the execution and delivery by the Seller of the transaction documents to which it is or will be a party in accordance with this Agreement, nor

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the performance of the transactions to be performed by the Seller herein, will require any filing, consent or approval or constitute a default under (a) any regulation or court order to which Seller is subject, (b) the charter documents, by-laws or other governing documents of the Seller or (c) any contract, governmental permit or other document to which the Seller is a party or to which the Business may be subject.

6.9	Certain Personal Property

Schedules 2.2.2(a) and 2.2.2(b) describe and specify the location of the items of equipment, machinery, tools and furniture used exclusively in the manufacture and distribution of the Products. All of the equipment and movable assets set out in Schedule 2.2.2 (a) are in good operating condition, subject to reasonable wear and tear.

6.10	Inventory

All inventory of the Seller comprised in the Stock consists of items of quality and quantity saleable in the ordinary course of business at regular sales prices of the Seller. The inventory records of the Stock established by the Purchaser and the Seller are complete and accurate with respect to the data contained therein.

6.11	Liabilities

None of the purchased assets described in section 2.2 is subject to any Liability, other than those disclosed in the Documentation or incurred in the ordinary course of business as from the Transfer Date.

6.12	Legal Proceedings and Compliance with Law

6.12.1	There is no litigation that is pending or, to the Seller’s knowledge, threatened against the Seller that relates to or could have a Material Adverse Effect on the operations of the Business or any of the purchased assets as described in section 2.2. There has been no default with respect to any court order applicable to the Seller which would have a Material Adverse Effect on the Business.

6.12.2	The Seller has complied in all material respects with all laws, ordinances, regulations and orders applicable to the Business and the sale of the Products. The Seller has all governmental licenses and permits material to and necessary in the conduct of the Business as presently conducted and the sale of the Products, and such licenses and permits are in full force and effect; no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or, to the best knowledge of the Seller, threatened to revoke or limit any such licenses or permits.

6.12.3	All Products are and have been in all material respects in compliance with all applicable regulations of any governmental agency applicable to such Products. There is no basis known to the Seller for any governmental agency to deny or rescind any approval or clearance to market any of the Products for the purpose or indication for which they are being manufactured, assembled, marketed or sold. To the Seller’s knowledge, there is no action or proceeding by any governmental agency, including, but not limited to, recall procedures or withdrawal of clearance to market any Products, pending or threatened against the Seller relating to the safety or efficacy of any Products.

6.12.4	The Seller has received the regulatory approvals to market the Products in all jurisdictions where they are currently being marketed.

6.13	Contracts

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To the Seller’s knowledge, the Seller is not in default under any Contract that could have a Material Adverse Effect the operations of the Business or any of the purchased assets under section 2.2. The Seller has not received any communication from, or given any communication to, any other party indicating that the Seller or such other party, as the case may be, is in default under any Contract where such default could have a Material Adverse Effect on the operation of the Business. This section 6.13 is subject to the provisions of section 5.7 as regards the transfer of the Contracts to the Purchaser.

6.14	Patents and Other Intellectual Property

6.14.1	The Seller has exclusive title to, owns, possesses, has the sole right to use or, where necessary, has made timely and proper application for, the Intellectual Property as necessary or required to conduct the Business as conducted. All of the Intellectual Property is owned or otherwise lawfully used by the Seller, and to the Seller’s knowledge, the Seller is not infringing upon, conflicting with or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another person. The Seller is not in default, and has not received any notice of any claim of infringement or any other claim or proceeding, with respect to any such patent, trademark, trade name, service mark, copyright or trade secret. No current or former employee of the Seller and, to the Seller’s knowledge, no other person owns any proprietary right (droit patrimonial) in whole or in part, in any of the Intellectual Property.

6.14.2	The Seller has taken all appropriate measures to protect and preserve the security, confidentiality and value of its Confidential Information. “Confidential Information” means those items of the Intellectual Property that are confidential and any other confidential information owned by Seller, including personnel information, technical information, customer lists, other customer information and supplier information.

6.14.3	The Seller has all right, title and interest in and to all of the Intellectual Property, and the same is free and clear of all claims, encumbrances and the like of any nature whatsoever. The Seller has not granted any licenses to or option on the Intellectual Property and is not aware of any third parties who are claiming any right, title or interest in or to such Intellectual Property or who are infringing or violating any of such Intellectual Property.

6.14.4	Except as set forth in Schedule 6.14.4, no royalties, consulting or advisory fees or other payments are payable by the Seller to any other person by reason of the ownership or use of the Intellectual Property.

6.14.5	The assignment of the Intellectual Property includes the priority right relating to the French patent n° 08/02729 filed on 20 May 2008 in the name of the Seller.

6.14.6	The Seller undertakes to fully cooperate with the Purchaser for the filing or recording procedures with any Patent and Trademark Offices.

6.15	Warranties

Set forth in Schedule 6.15 are true and correct copies of all warranties as at 30 November 2008 (a) made by all Persons from whom the Seller has obtained any goods that have been resold or distributed by the Business, including any goods that constituted parts included in other goods sold or distributed by the Business and (b) made by the Seller with respect to any goods that have been sold or distributed by the Seller.

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6.16	Customers, Distributors and Suppliers

6.16.1	The Seller has used commercially reasonable efforts to maintain, and currently maintains, good working relationships with all of the customers, distributors and suppliers to the Business.

6.16.2	Schedule 6.16.2(a) lists any contracts relating to the operation of the Business or any of the purchased assets with customers or distributors or former customers or distributors of the Seller that have been terminated or canceled during the one-year period prior to the date hereof. Schedule 6.16.2(b) also contains a list of the names of each of the major customers of the Business. None of such customers or distributors has given Seller written notice, or to the Seller’s knowledge any other notice, terminating, canceling or threatening to terminate or cancel any contract or relationship with the Seller, and none of such customers or distributors is, or has been during the one year period immediately preceding the execution of this Agreement, a related party to the Seller.

6.16.3	Schedule 6.16.3 also contains a list of the names of the major suppliers of components of and materials used in the manufacture of the Products. Subject to section 5.7, none of such suppliers has given the Seller written notice, or to the Seller’s knowledge, any other notice, terminating, canceling or threatening to terminate or cancel any contract or relationship with the Seller.

7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR
The Purchaser and the Guarantor hereby represent and warrant to the Seller that, on the date hereof:
7.1	Organization, Authority and Enforceability

The Purchaser is a company duly organized and validly existing under the laws of France. The Guarantor is a company duly organized and validly existing under the laws of Commonwealth of Pennsylvania (USA). The Purchaser and the Guarantor have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The entering into this Agreement and the consummation of the transactions provided for hereby have been authorized by all necessary corporate actions and proceedings on the part of the Purchaser and the Guarantor.

7.2	Authorizations

No prior authorization of any Governmental Authority is required to be made or obtained by the Purchaser and the Guarantor in connection with the entering into of this Agreement by the Purchaser and the Guarantor, and the consummation of any of the transactions contemplated by this Agreement.

7.3	Insolvency

The Purchaser and the Guarantor are not subject to any proceedings in accordance with the provisions of Book VI of the French Commercial Code or any other similar insolvency proceedings or receiverships under any applicable law and the Purchaser and the Guarantor are not unable to pay their debts as they fall due (en cessation de paiement).

7.4	Consents and Approvals

Neither the execution and delivery by the Purchaser and the Guarantor of the transaction documents to which they are or will be a party pursuant to this Agreement, nor the performance of the transactions to be performed by the Purchaser and the Guarantor herein,

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will require any filing, consent or approval or constitute a default under (a) any regulation or court order to which the Purchaser and the Guarantor are subject, (b) the charter documents, by-laws or other governing documents of the Purchaser and the Guarantor or (c) any contract, governmental permit or other document to which the Purchaser and the Guarantor are a party.

8.	INDEMNIFICATION

8.1	Indemnification Obligations of the Seller

From and after the date hereof and subject to the provisions of this section 8, the Seller shall indemnify the Purchaser and hold harmless the Purchaser from and against any Damages actually suffered, paid or required to be paid by the Purchaser as a result of (i) any inaccuracy or breach of any representation or warranty set forth in section 6, or of (ii) any breach of any covenant, agreement or other undertaking of the Seller contained in this Agreement.

8.2	Indemnification Obligations of the Purchaser and the Guarantor

From and after the date hereof and subject to the provisions of this section 8, the Purchaser or the Guarantor shall indemnify and hold harmless the Seller, from and against any Damages actually suffered, paid or to be paid by the Seller as a direct result of (i) any material inaccuracy or breach of any representation or warranty set forth in section 7, or (ii) any material breach of any covenant, agreement or other undertaking of the Purchaser or the Guarantor contained in this Agreement.

8.3	Method of Asserting Claims, etc.

A Party making a claim for indemnification under this section 8 shall, for the purposes of this Agreement, be referred to as the “Indemnified Party” and the Party or Parties against whom such claim is asserted under this section 8 shall, for the purposes of this Agreement, be referred to as the “Indemnifying Party”. All claims by an Indemnified Party shall be asserted and resolved as follows:

8.3.1	Claim Notices

In the event that (x) any claim, demand or proceeding is asserted or instituted by any Person other than the Parties hereto (including by any Governmental Authority) (a “Third Party”) which could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (any such claim, demand or proceeding, a “Third Party Claim”), or (y) an Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (any such claim, a “Direct Claim”), the Indemnified Party shall send to the Indemnifying Party a written notice (a “Claim Notice”) of such claim, action or proceeding. A Direct Claim, not involving a Third Party Claim, may be asserted by a written notice to the Indemnifying Party, which notice shall set forth in reasonable detail the basis for the Direct Claim, the amount of the Direct Claim and the basis for the calculation of the amount of the Direct Claim.

8.3.2	Time for Claim Notice

The Indemnified Party shall send a Claim Notice: (x) in the case of a Third Party Claim, within 30 Working Days of receipt of actual notice of such Third Party Claim (or such shorter period as may be warranted under the circumstances) or within 15 Working Days of receipt of a notice of a claim if this claim is relating to taxes, (y) in the case of a Direct Claim, with reasonable promptness in view of the circumstances but in no event later than 20 Working Days after the Indemnified Party first becomes aware of the facts upon which the Direct Claim is based. Failure to give notice within the above periods shall prevent the Indemnified Party to

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ask for indemnification to the Indemnifying Party of the correspondent Direct Claim or Third Party Claim.

8.3.3	Claim Review Period

In the event of a Direct Claim or a Third Party Claim, the Indemnifying Party shall have 20 Working Days following its receipt of the relevant Claim Notice to make such investigation of the underlying Claim as it considers necessary or desirable. If the relevant parties agree upon the validity and amount of such Claim, the Indemnifying Party shall pay to the Indemnified Party, within 10 Working Days following the date of such agreement, the full agreed amount of such Claim. To the extent that any portion of the Claim is not disputed by the Indemnifying Party within the period of 20 Working Days, such portion of the Claim shall be paid by the Indemnifying Parties to the Indemnified Party, ultimately on the last day of the aforementioned period of 20 Working Days. If the relevant parties are unable to reach agreement or if the Indemnifying Party disputes its liability to the Indemnified Party in respect of the underlying Claim, the Indemnified Party shall have the right to commence legal proceedings against the Indemnifying Party as provided for under section 20.

8.3.4	Defense of Third Party Claim
(i)	The Indemnifying Party shall inform the Indemnified Party 20 Working Days from the receipt of the relevant Claim Notice as to whether the Indemnifying Party elects to take over at its own costs and expenses the defence of the Third Party Claim and shall have the right to take over the Third Party Claim if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken. If the Indemnifying Party elects to do so, the Indemnifying Party shall be considered as having approved the Claim Notice and the correspondent underlying Damage(s). Notwithstanding the foregoing, the Indemnified Party shall have the right to join in defense of such claim, action or proceeding at its own cost and expense.

(ii)	If the Indemnifying Party elects to defend a Third Party Claim, the Indemnified Party shall not be entitled to deal with the claim, and shall refrain from making any acknowledgement of the claim or conclusion of a settlement or taking an action likely to jeopardize or interfere with the defence of such Claim. However, the Indemnifying Party shall, prior to taking any action within the scope of legal proceedings or otherwise in handling such Third Party Claim, consult with the Indemnified Party and, in deciding which actions it shall take, the Indemnifying Party shall take into account the legitimate business interests of the Indemnified Party.

(iii)	The Party conducting the defence against a Third Party Claim shall keep the other Party reasonably informed of any development in the dispute of such Claim and of its intentions as to how to proceed.

(iv)	The Indemnifying Party shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made without its prior written consent, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed to be given if the indemnifying Party shall not have responded in writing within 20 Working Days of its receipt of a request for consent by the Indemnified Party). If a settlement offer is received, which the Indemnifying Party, but not the Indemnified Party, is willing to accept, the Indemnified Party may elect to continue the defense of such Third Party Claim at its own expense, in which case the liability of the Indemnifying Party shall be limited to the lesser of: (i) Damages calculated as if the Third Party Claim were settled in accordance with the proposed settlement offer; and (ii) the Damages suffered by the

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Indemnified Party taking into account the final determination of the Third Party Claim.
8.3.5	Cooperation

From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives (including professional advisors) reasonable access to the books, records, computerized systems, management, employees and properties of the Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours, and shall be granted under conditions, which will not unduly interfere with the business and operations of the Indemnified Party.

8.3.6	Payment

No amount shall become due and payable by the Indemnifying Party to the Indemnified Party in respect of any Third Party Claim unless and to the extent that the Indemnified Party is required to pay the relevant Damages to the relevant third party as a result of an enforceable title or Court decision (titre exécutoire), a decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties.

In the event that the payment of a relevant Damage is requested by a Third Party and the amounts required to be paid are not definitive, the Indemnifying Party could, subject to provide adequate and sufficient guarantees, require the Indemnified Party to ask for payment delays to the Third Party. If the Indemnified Party does not obtain such delays from the Third Party, the Indemnifying Party shall be obliged to pay the relevant Damage provided it will be reimbursed from of all or part of the amount of the Damage by the Indemnified Party in the event that a definitive decision of a court having jurisdiction finally considers that all or part said Damage should have not been paid.

8.4	Calculation of Damages

8.4.1	In calculating the amount of any Damages claimed by the Purchaser under section 8, there shall be deducted:
(i)	the amount of any indemnification or other recoveries (including insurance proceeds) paid to the Purchaser by any third party with respect to such Damages, such amount to be reduced by the amount of any tax paid or to be paid by the Purchaser in respect thereof;

(ii)	the amount of any corresponding tax savings or benefit (including any tax reduction, credit, redemption, or loss carry-back or carry-forward) which is or will be available to the Purchaser in respect of any taxable period in respect of such Damages.
8.4.2	In the event that the amount of any deduction referred to in this section is determined only after payment by the Indemnifying Party of the amount otherwise required pursuant to this section, the Indemnified Party shall repay to the Indemnifying Party promptly after such determination any such payments that the Indemnifying Party would not have had to make pursuant to this section, had such determination been made at or prior to the time of such payment.

8.5	Limitations

In no event shall the liability of the Seller under this Agreement exceed the amount of the Purchase Price and the Seller and the Seller shall be entitled to set off against any amount

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payable in relation to a Claim under this Agreement the amount of any Purchase Price that has not been paid to the Seller at the date it makes payment to the Purchaser.

8.6	Exclusions

The Sellers shall have no liability for Damages which arise as a result of:
(i)	actions taken by or on behalf of, or omissions of, the Purchaser after the date hereof including but not limited to (x) changes in accounting methods or policies, or (y) the granting of any extensions or waivers with respect to any statute of limitations applicable to claims which might be made against the Purchaser;

(ii)	the passing of, or any change in, after the date hereof, any law or administrative practice of any Governmental Authority in any such case not actually in force at the date of this Agreement (even if retroactive in effect), including;

(iii)	any information, facts or events disclosed in this Agreement (including its recitals and Schedules) and in the Documentation.
8.7	Time for Claims

Any Claim Notice must be delivered prior to the second anniversary of the date hereof.

9.	FORMALITIES

9.1	Registration and taxes

9.1.1	The Purchaser shall pay the stamp duties and undertakes to register this Agreement with the tax authorities and return 2 originals duly registered to the Seller within 6 Working Days.

9.1.2	The stamp duties payable by the Purchaser for the acquisition of the Business amount to €5,310 for the part of the Purchase Price excluding the price of the Patents (i.e. €425,949) not exceeding €200,000 (i.e. a basis for taxes at the rate of 3% of €177,000), and to €11,297 for the part of the Purchase Price excluding the price of the Patents exceeding €200,000 (i.e. a basis for taxes at the rate of 5% of €225,949), i.e. a total amount of registration duties of €16,607.

9.1.3	The price of the Patents, i.e. €1,600,000, is subject to a fixed stamp duty of €125 in accordance with the Statement Practice No. 7 D-2611 n° 4 dated 15 June 2000, but as the transfer of the Patents is registered at the same time as the transfer of the Business, no stamp duty shall be due in this respect.

9.1.4	The Seller and the Purchaser are registered for the purposes of VAT and are legal VAT-liable taxpayers. It is intended that the Business shall be transferred to the Purchaser as a going concern and that the provisions of Section 257 bis of the French Tax Code and Statement of Practice No. 3A-6-06 dated 20 March 2006 shall apply to such transfer and the sale and purchase of the Business, including the Stock. The parties shall use all reasonable endeavours to ensure that, by virtue of the provisions of Sections 257 bis of the French Tax Code, no VAT will be chargeable in respect of the sale and purchase hereby agreed to be made.

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9.2	Legal publications

9.2.1	The Purchaser shall be responsible for all formalities and publication in relation to this Agreement, with the exception of the registration pursuant to Articles L. 141-5 and L. 141-6 of the French Commercial Code relating to the Seller’s right granted pursuant to section 4.2.6(a).

9.2.2	Pursuant to Articles L. 141-12 to L. 141-18 of the French Commercial Code, a notice relating to the present sale shall be published within the time period prescribed by law (fifteen days following the date of this Agreement), under due care of the Purchaser, in an official gazette in the département where the Business is operated. The Purchaser shall then apply to the clerk of the competent commercial court for publication of a notice concerning the transfer in the Official Bulletin of Civil and Commercial Announcements (Bulletin Officiel des Annonces Civiles et Commerciales) in the forms and within the time period prescribed by law.

9.3	Registration and removal from the trade and company register

Each Party shall, to the extent needed, each as far as it is concerned and under its sole responsibility, complete the formalities required to register the Business with or remove it from the Trade and Companies Register within one (1) month following the signature date hereof, and it alone shall bear their costs.

9.4	Declaration of transfer

The Seller undertakes to issue the declaration of transfer of the Business provided for in Article 201-1 of the French General Tax Code within the 60-day period provided for in the said Article and to notify the Purchaser that this has been done, at the latter’s first request. This declaration shall initiate the 3-month period referred to in Article 1684-1 of the French General Tax Code.

9.5	Patents and Trademarks

The transfer of the Patents and Trademarks provided herein shall be filed by the Purchaser, at its costs and expenses, with the registre national des brevets and the registre national des marques of the Institut National de la Propriété Industrielle.

10.	ESCROW AND CREDITORS’ RIGHT TO OPPOSITION

10.1	The Parties have agreed to place in escrow with the Escrow Agent the part of the Purchase Price paid at the date hereof, i.e. €25,000 (the “Escrow Amount”) and the Escrow Agent shall for this purpose deposit the Escrow Amount with the CARPA.

10.2	The Parties, in their common interest, grant to the Escrow Agent, who accepts, the irrevocable mandate to:
(a)	deliver the Escrow Amount to the Seller once the opposition time periods expired if all third party claims have been satisfied, or

(b)	if claims remain on the Purchase Price, distribute the Escrow Amount amongst the Seller’s creditors and remit the balance to the Seller.
10.3	The Escrow Agent will be deemed to validly discharge its mission under this section 10 upon the expiry of the opposition time periods either:
(a)	by the delivery to the Seller, the presence or the authorisation of the Purchaser not being necessary, of the Escrow Amount, or the remaining funds after payment of the creditors, upon fulfilment of the above conditions, or

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(b)	by the deposit of the Escrow Amount, ordered by the President of the Paris commercial court, to an escrow agent for the distribution of the Escrow Amount to creditors or the opening of distribution proceedings.
10.4	All the claims on the Purchase Price shall be made to the registered office of the Escrow Agent.

10.5	The Escrow Agent agrees not to charge any fees in relation to its mission under this section 10.

10.6	The Seller guarantee the Purchaser that the Seller will deal with any opposition lodged by any of its creditors in accordance with Article 141-14 of the French Commercial Code at its costs and expenses and shall indemnify and hold harmless the Purchaser for any costs or expenses incurred by any such opposition.

10.7	To the extent that the Seller and Purchaser are legally jointly and severally liable for the payment of any sums owed by the Seller as a result of any opposition validly lodged by any of the Seller’s creditors, any sums paid by the Purchaser to a creditor of the Seller as a result of such opposition shall be repaid by the Seller within 5 Working Days upon request from the Purchaser.

11.	NON-COMPETITION; NON-SOLICITATION

11.1	The Seller, for a period of five years following the Transfer Date, agrees that it shall not, and shall cause each of its Affiliates, if any, not to, for any reason whatsoever, directly or indirectly, throughout the world, either individually or as a shareholder, owner, partner, officer, director, manager, agent, consultant, lender, guarantor or otherwise, engage in, or have any interest in any other person engaged in the business of developing, manufacturing, selling or marketing instrumentation and reagents for haematology (haematology being defined, for the purpose of this section 11.1, as cell blood counting and characterization of white cells, abnormal and premature cells to detect related pathologies but not including the fields of coagulation and haemostasis, that is all chemistry, phospholipids, proteins which have a role in the integrity of blood vessels, in thrombosis and control on fibrinolysis and the technologies such as but not limited to clotting (clot formation), biochemistry and immunochemistry utilised to measure parameters in this area), unless as otherwise provided herein, in the After-Sale Services Agreement or in the Transition Manufacturing Agreement provided that nothing in this clause 11.1 shall prevent the Seller or its Affiliates from carrying on any business which is unrelated to business of developing, manufacturing, selling or marketing instrumentation and reagents in the field of haematology (including for the avoidance of doubt biochemistry, immunology, coagulation, immunoassay, and haemostasis) or from continuing to trade in non-haematology products with any customer, client, vendor or distributor of the Business.

11.2	During the two-year period immediately following the Transfer Date, the Seller agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, offer to hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave the employ of the Purchaser or any of its affiliates or subsidiaries who, prior to the Transfer Date was, or during such two-year period shall be, employed or retained by the Purchaser or any of its affiliates or subsidiaries as a consultant, agent, employee or otherwise; provided, however, that this paragraph shall in no way restrict the ability of the Seller or its affiliates to hire or otherwise contract for the services of any person responding to a general notice or advertisement for employment or provision of services not specifically targeted at such person.

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11.3	The parties acknowledge that the time, scope, geographic area and other provisions of this Section 11 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 11 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 11 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the parties agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the maximum extent such provisions are allowable under applicable law, giving effect to this Agreement and the intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible, and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that the Seller is entering into this non-competition agreement in order to induce the Purchaser to enter into this Agreement.

12.	CONFIDENTIAL INFORMATION

12.1	Except as otherwise required under applicable law or provided herein, in the After-Sale Services Agreement or in the Transition Manufacturing Agreement, from and after the Transfer Date, the Seller shall not, and shall not permit any of its Affiliates, if any, to, make use of, divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of a proprietary, secret or confidential nature related to the Business.

12.2	This section 12 does not, and will not, restrict the disclosure of any information which (i) is or becomes available to the public other than as a result of a disclosure by the Seller or its Affiliates in violation of this Agreement, (ii) becomes available to the Seller or its Affiliates on a non-confidential basis from a source other than the Purchaser or the Business which the Seller has no reason to believe to have been obtained directly or indirectly from any source bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or (iii) is independently developed by or for the Seller without reference to or reliance upon information obtained in connection with the operations of the Business, as evidenced by written records.

13.	GUARANTEE FROM GUARANTOR

13.1	The Guarantor irrevocably covenants that it shall be jointly and severally liable for the Purchaser’s obligations under section 4.2 and the obligations of the Purchaser under the assignment agreements for the deposit and the Trade Receivables described in sections 5.6.1 and 5.8 (the “Guaranteed Obligations”) and therefore irrevocably undertakes towards the Seller that until all of the Guaranteed Obligations are fulfilled, to pay to the Seller all sums payable under the Guaranteed Obligations including (without limitation) any interest, indemnities, costs and incidentals (including in case of an Event of Default).

13.2	The liability of the Guarantor pursuant to this section 13 shall not be affected by:
(a)	any time given to the Purchaser or any failure by the Seller to enforce compliance of the Purchaser’s obligations; in this respect, the Guarantor waives its rights under Article 2316 of the French Civil Code;

(b)	any variation of the terms of this Agreement or the assignment agreements described in sections 5.6.1 and 5.8 as may be agreed between the Purchaser and the Seller;

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(c)	any change in the legal, financial or other condition of the Purchaser including without limitation any proceedings opened against the Purchaser in accordance with the provisions of Book VI of the French Commercial Code.
13.3	By undertaking to be liable jointly and severally with the Purchaser, the Guarantor hereby waives its rights requiring prior proceedings against the principal debtor under Articles 2298 to 2301 of the French Civil Code and its rights to several liability under Article 2303 of the French Civil Code.

13.4	The Guarantor undertakes that, for so long as all the Guaranteed Obligations are not paid to the Seller, it shall not exercise any rights or recourse it may have against the Purchaser (whether by way of subrogation or otherwise, in particular pursuant to Articles 2305 to 2309 of the French Civil Code) nor take any steps resulting in creating competing rights with the Seller.

14.	GUARANTEE FROM IDSH

14.1	IDSH irrevocably covenants that it shall be jointly and severally liable for the Seller’s obligations under sections 10.6 and 10.7 and therefore irrevocably undertakes towards the Seller that until all of the obligations of the Purchaser towards the Seller pursuant to sections 10.6 and 10.7 are fulfilled, to pay to the Seller all sums payable pursuant to sections 10.6 and 10.7 including (without limitation) any interest, indemnities, costs and incidentals.

14.2	The liability of IDSH pursuant to this section 14 shall not be affected by:
(a)	any time given to the Seller or any failure by the Purchaser to enforce compliance of the Seller’s obligations; in this respect, IDSH waives its rights under Article 2316 of the French Civil Code;

(b)	any variation of the terms of this Agreement as may be agreed between the Purchaser and the Seller;

(c)	any change in the legal, financial or other condition of the Seller including without limitation any proceedings opened against the Seller in accordance with the provisions of Book VI of the French Commercial Code.
14.3	By undertaking to be liable jointly and severally with the Seller, IDSH hereby waives its rights requiring prior proceedings against the principal debtor under Articles 2298 to 2301 of the French Civil Code and its rights to several liability under Article 2303 of the French Civil Code.

14.4	IDSH undertakes that, for so long as any sums due under sections 10.6 and 10.7 are not paid to the Purchaser, it shall not exercise any rights or recourse it may have against the Seller (whether by way of subrogation or otherwise, in particular pursuant to Articles 2305 to 2309 of the French Civil Code) nor take any steps resulting in creating competing rights with the Purchaser.

15.	ELECTION OF DOMICILE AND NOTICE

15.1	For the purposes of the performance of the Agreement, and for the purposes of the possible third party oppositions to the payment of the price, the Parties, the Guarantor and IDSH elect domicile at the addresses indicated in section 15.2.

15.2	All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the French language, together with an English translation, and shall be: (x) delivered by hand; or (y) sent by an overnight courier service of

25	Translation for information.
recognized international standing (all charges paid); or (z) sent by facsimile transmission before 4:00 p.m. (local time) confirmed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party or the Guarantor or IDSH at its address set forth below:

If to the Seller, to:	Biocode-Hycel France S.A.
Le Bassin
21320 Pouilly en Auxois
France

Attn: Alain Rousseau

Fax: + 33 (0)1 64 53 15 12

With copy to:	Immunodiagnostic Systems Holdings Plc
10 Didcot Way
Boldon Business Park
Boldon
Tyne & Wear NE35 9PD
United Kingdom

Attn: Paul Hailes

Fax: + 44 (0) 191 519 0760

If to the Purchaser, to:	BH Holdings
Rue de Herhoui
ZI Le Chêne Vert
35650 Le Rheu
France

Attn : Catherine Bolton

Fax : + 33 2 99 14 54 52

If to the Guarantor, to:	Escalon Medical Corporation
Building 100
435 Devon Park Drive
Wayne PA 19087
USA

Attn: Richard J. DePiano, Sr.

Fax: 610-688-3641
or at such other addresses as hereafter may be provided by either Party or the Guarantor or IDSH by notice to the other. Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

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16.	EXPENSES
Each Party and the Guarantor will bear their own duties and expenses, including lawyers’, accountants’ and finders’ fees, with respect to the negotiation, preparation, execution of this Agreement, as well as the performance of the operations described herein.
17.	DISCHARGE AND SINCERETY

17.1	The Parties discharge, pursuant to this Agreement, entirely and definitively, their respective legal advisers having drafted this Agreement, who merely transcribed the declarations freely expressed by the Parties, did not negotiate this Agreement, and were not responsible for verifying the declarations made by the Parties.

17.2	The legal advisers having drafted this Agreement informed the Parties of the sanctions applicable in case of price concealment or false affirmations of sincerity, in particular pursuant to Article 1837 of the French General Tax Code. The Parties confirm that this Agreement expresses the entirety of the agreed price and that this price has neither been changed nor contradicted by any collateral agreement increasing the price.

18.	SEVERABILITY
This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto and the Guarantor intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
19.	ENTIRE AGREEMENT
This Agreement, including its recitals and schedules, together with the IDSH Non-compete, the Transition Manufacturing Agreement and the After-Sale Services Agreement represent the entire agreement and understanding of the Parties and the Guarantor with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and agreements between the Parties and the Guarantor relating to the subject matter of this Agreement.
20.	DISPUTES

20.1	This Agreement shall be governed by and enforced in accordance with the laws of France.

20.2	Any dispute arising out of this Agreement (including, without limitation, any dispute regarding its validity, performance or termination and any summary proceedings — procédures en référé — or provisional and protective measures — mesures provisoires ou conservatoires — notwithstanding any number of defendants, any action on a warranty or guarantee or other third party proceedings and any counter-claims) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

21.	WAIVER
Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

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22.	BINDING EFFECT; ASSIGNMENT
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided that the Seller may not assign any of its obligations under this Agreement to a third party without the prior written consent of the Purchaser.

28	Translation for information.
Executed in Rennes,
On 31 December 2008,
In 8 signed copies, including one for the registration.

/s/ Alain Rousseau	/s/ Sandrine Nicoue

Seller: Biocode-Hycel France S.A.	Purchaser: BH Holdings

Represented by: Mr Roger Duggan, represented by Mr Alain Rousseau	Represented by: Mrs Catherine Bolton, represented by Mrs Sandrine Nicoue

/s/ Sandrine Nicoue	/s/ Alain Rousseau

Guarantor: Escalon Medical Corp.	IDSH: Immunodiagnostic Systems Holdings Plc

Represented by: Mr Richard J. De Piano, represented by Mrs Sandrine Nicoue	Represented by: Mr Roger Duggan, represented by Mr Alain Rousseau

/s/ Florian Bachelier

Escrow Agent: Avoxa

Represented by: Mr Florian Bachelier